      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                              OUTDOOR SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                 --------------

                                 DELAWARE                                                   86-073400
       (State or other jurisdiction, incorporation or organization)            (IRS Employer Identification Number)

                                 --------------

                              OUTDOOR SYSTEMS, INC.
                          2502 N. BLACK CANYON HIGHWAY
                             PHOENIX, ARIZONA 85009
                                 (602) 246-9569
   (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive offices)

                                 --------------

                                WILLIAM S. LEVINE
                              CHAIRMAN OF THE BOARD
                              OUTDOOR SYSTEMS, INC.
                          2502 N. BLACK CANYON HIGHWAY
                             PHOENIX, ARIZONA 85009

                                 (602) 246-9569
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 --------------

                                  WITH COPY TO:
                            GABRIEL DUMITRESCU, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                 --------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE
-------------------------------------------- --------------------- -------------------- ----------------------- -------------------
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
               TITLE OF EACH CLASS               AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING      REGISTRATION
         OF SECURITIES TO BE REGISTERED           REGISTERED            SHARE(1)               PRICE(1)              FEE(1)
-------------------------------------------- --------------------- -------------------- ----------------------- -------------------
Common Stock, $.01 par value                      1,650,784              $29.91             $49,374,949.44         $14,565.61
============================================ ===================== ==================== ======================= ===================

(1) Pursuant to Rule 457(c), the proposed maximum offering price and registration fee are based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 18, 1998.

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                1,650,784 SHARES

                              OUTDOOR SYSTEMS, INC.

                                  COMMON STOCK

                      -------------------------------------

         This Prospectus relates to 1,650,784 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock") of Outdoor Systems, Inc. (the "Company"). The Shares may be offered by certain stockholders (the "Selling Stockholders") of the Company from time to time in transactions in the open market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of Shares."

         The Selling Stockholders acquired the Shares from the Company on May 19, 1998 in connection with the Company's acquisition of a company previously owned by the Selling Stockholders. See "Recent Development." The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Sale of the Shares."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares being offered by the Selling Stockholders and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         The Common Stock is listed for trading on the New York Stock Exchange under the symbol "OSI." On May 18, 1998, the last reported sales price of the Common Stock reported on the New York Stock Exchange was $29.75 per Share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRACT IS A CRIMINAL OFFENSE.

                 ----------------------------------------------

              THE DATE OF THIS PROSPECTUS IS _______________, 1998.

                                   THE COMPANY

         The Company is the largest out-of-home media company in North America, operating, as of December 31, 1997, approximately 98,300 bulletin, poster, mall and transit advertising display faces in 90 metropolitan markets in the United States and 13 metropolitan markets in Canada. The Company also operates approximately 125,000 subway advertising display faces in New York City. The Company currently has operations in all of the 50 largest U.S. markets, as well as 13 of the 15 largest Canadian markets.

                              RECENT DEVELOPMENTS

         On May 19, 1998, the Company acquired Gator Outdoor Advertising, Inc., a Florida corporation ("Gator"), by means of a merger of GATOA, Inc., a Florida corporation and indirect subsidiary of the Company ("GATOA"), with and into Gator pursuant to an Agreement and Plan of Merger dated as of May 19, 1998 (the "Merger Agreement") among the Company, Gator, GATOA and Peter D. Sleiman, Anthony T. Sleiman, Joseph E. Sleiman and Eli T. Sleiman, Jr., former stockholders of Gator (the "Selling Stockholders"). Pursuant to the Merger Agreement, the Company issued the Shares to the Selling Stockholders as merger consideration. Under the terms of the Merger Agreement, the Company agreed to register the Shares for resale by the Selling Stockholders and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Registration Statement of which this Prospectus is a part was filed with the Securities and Exchange Commission (the "Commission") pursuant to the registration provisions of the Merger Agreement.

                              SELLING STOCKHOLDERS

         The table below sets forth the number of outstanding shares of Common Stock beneficially owned by each of the Selling Stockholders, which are being offered hereby. The Company believes that each individual named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by such Selling Stockholder. Prior to the offering, each Selling Stockholder beneficially owned less than one percent (1%) of the number of Shares of Common Stock of the Company outstanding on the date of this Prospectus. Upon the sale by the Selling Stockholders of all of the Shares and completion of the offering, assuming all of the Shares being offered hereby are sold and that no other changes in the Selling Stockholders' beneficial ownership occur prior to the completion of this offering, none of the Selling Stockholders will beneficially own any shares of Common Stock of the Company.

                                                         NUMBER OF SHARES
                                                         BENEFICIALLY OWNED
         NAME OF SELLING STOCKHOLDER                     PRIOR TO THE OFFERING
         ---------------------------                     ---------------------
         Peter D. Sleiman                                       412,696
         Anthony T. Sleiman                                     412,696
         Joseph E. Sleiman                                      412,696
         Eli T. Sleiman, Jr.                                    412,696

                               SALE OF THE SHARES

         The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions in the open market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(ii) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of National Advertising Company, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus forms a part, covering the Shares to be sold pursuant to this offering.

         As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission as set forth below. For additional information regarding the Company, the Common Stock and related matters and documents, reference is made to the Registration Statement and exhibits thereto.

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports and other information filed with the Commission pursuant to the Exchange Act may be inspected and copied, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee. The Commission also maintains an Internet Web Site at http:/www.sec.gov that contains reports and other information about the Company. The

Common Stock is listed for trading on the New York Stock Exchange under the symbol "OSI." Reports, proxy statements and other information concerning the Company may also be inspected or copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or information filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-13275); (ii) Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K for fiscal year ended December 31, 1997 filed on March 26, 1998 (File No. 1-13275); (iii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; (iv) the description of the Common Stock contained in Registration Statement on Form 8-A filed on August 15, 1997 (File No. 1-13275);
(v) the balance sheets of National Advertising Company as of December 31, 1996 and 1995 and the related statements of income and cash flows for each of the three years in the period ended December 31, 1996, together with notes thereto and Independent Auditor's Report thereon, contained in the Company's Current Report on Form 8-K filed on August 29, 1997 (File No. 1-13275); and (vi) unaudited consolidated pro forma financial information and notes thereto contained in the Company's Amendment No. 1 on Form 8-K/A to Current Report on Form 8-K filed on October 29, 1997 (File No. 1-13275).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all information incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to Outdoor Systems, Inc., Attention: Bill M. Beverage, Chief Financial Officer, Treasurer and Secretary, at 2502 North Black Canyon Highway, Phoenix, Arizona 85009, telephone number (602) 246-9569.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a statement of estimated expenses incurred in connection with the shares of Common Stock being registered hereby, other than underwriting discounts and commissions:

SEC Registration Fee.............................................     $14,565.61
Accounting Fees and Expenses.....................................       8,000.00
Legal Fees and Expenses..........................................      10,000.00
Miscellaneous....................................................       1,434.39
                                                                      ----------
Total............................................................     $34,000.00
                                                                      ==========

         The foregoing items, except for the SEC Registration Fee, are estimated.

ITEM 15..INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "Delaware Law"), Article VII of the Registrant's Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and Article VI of the Company's Amended and Restated Bylaws (the "Bylaws") provide for indemnification of the Registrant's directors and officers to the maximum extent provided by Delaware law, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, Bylaws, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection WITH the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         As permitted by Section 102(b) of the Delaware Law, the Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law,
(iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company maintains directors' and officers' liability insurance.

ITEM 16.          EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

3.1       --      Fourth Amended and Restated Certificate of Incorporation
                  (filed as Exhibit 99.2 to the Registrant's Current Report on
                  Form 8-K filed on June 4, 1997 and incorporated herein by
                  reference).
3.2       --      Amended and Restated Bylaws (filed as Exhibit 3.2 to the
                  Registrant's Amendment No. 2 to Form S-1 Registration
                  Statement No. 333-1582 and incorporated herein by reference).
4.1       --      Specimen Common Stock Certificate of the Registrant (filed as
                  Exhibit 4.1 to the Registrant's Amendment No. 2 to Form S-1
                  Registration Statement No. 333-1582 and incorporated herein by reference).
5.1       --      Opinion of Powell, Goldstein, Frazer & Murphy LLP.*
23.1      --      Consent of Deloitte & Touche LLP.
23.2      --      Consent of Coopers & Lybrand L.L.P.
23.3      --      Consent of Powell, Goldstein, Frazer & Murphy LLP (to be
                  included in Exhibit 5.1).
24.1      --      Powers of Attorney (included on Signature Page).
99.1      --      Agreement and Plan of Merger dated as of May 19, 1998 by and among Gator Outdoor Advertising, Inc., Outdoor Systems, Inc.,
                  GATOA, Inc., and Peter D. Sleiman, Anthony T. Sleiman, Joseph
                  E. Sleiman and Eli T. Sleiman, Jr.

------------------
*To be filed by amendment or by Current Report on Form 8-K.

ITEM 17.          UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934, (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (I) or (4) or 497 (h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 19th day of May 1998.

                                             OUTDOOR SYSTEMS, INC.
                                             By: /s/ William S. Levine
                                                 -------------------------
                                                     William S. Levine
                                                     Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints WILLIAM S. LEVINE and BILL M. BEVERAGE, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, to sign any related registrations statements pursuant to Rule 462 (b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, for their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrants and in the capacities and on the dates indicated:

SIGNATURE                                      TITLE                                                DATE
---------                                      -----                                                ----
/s/ Arturo R. Moreno                           President (Principal Executive Officer) and          May 19, 1998
--------------------                           Director
Arturo R. Moreno


/s/ William S. Levine                          Chairman of the Board and Director                   May 19,1998
---------------------
William S. Levine


/s/ Bill M. Beverage                           Secretary, Treasurer and Chief Financial Officer     May 19, 1998
--------------------                           (Principal Accounting and Financial Officer)
Bill M. Beverage


/s/ Brian J. O'Connor                          Director                                             May 19,1998
---------------------
Brian J. O'Connor


/s/ Stephen F. Butterfield                     Director                                             May 19, 1998
--------------------------
Stephen F. Butterfield

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

3.1      --       Fourth Amended and Restated Certificate of Incorporation
                  (filed as Exhibit 99.2 to the Registrant's Current Report on
                  Form 8-K filed on June 4, 1997 and incorporated herein by
                  reference).
3.2      --       Amended and Restated Bylaws (filed as Exhibit 3.2 to the
                  Registrant's Amendment No. 2 to Form S-1 Registration
                  Statement No. 333-1582 and incorporated herein by reference).

4.1      --       Specimen Common Stock Certificate of the Registrant (filed as
                  Exhibit 4.1 to the Registrant's Amendment No. 2 to Form S-1
                  Registration Statement No. 333-1582 and incorporated herein by reference).

5.1      --       Opinion of Powell, Goldstein, Frazer & Murphy LLP.*

23.1     --       Consent of Deloitte & Touche LLP.

23.2     --       Consent of Coopers & Lybrand L.L.P.

23.3     --       Consent of Powell, Goldstein, Frazer & Murphy LLP (to be
                  included in Exhibit 5.1).

24.1     --       Powers of Attorney (included on Signature Page).

99.1     --       Agreement and Plan of Merger dated as of May 19, 1998 by and among Gator Outdoor Advertising, Inc., Outdoor Systems, Inc.,
                  GATOA, Inc. and Peter D. Sleiman, Anthony T. Sleiman, Joseph
                  E. Sleiman and Eli T. Sleiman, Jr.

---------------
*To be filed by amendment or by Current Report on Form 8-K.